Exhibit 99.3

Feldman Financial Advisors, Inc.

1001 Connecticut Avenue, NW, Suite 840

Washington, DC 20036

(202) 467-6862 • Fax (202) 467-6963

May 5, 2015

Confidential

Board of Directors

Central Federal Savings and Loan

Association of Rolla

210 West 10th Street

Rolla, Missouri 65401

Members of the Board:

This letter sets forth the agreement (“Agreement”) between Central Federal Savings and Loan Association of Rolla (“Central” or the “Association”) and Feldman Financial Advisors, Inc. (“FFA”), whereby Central has engaged FFA to provide an independent appraisal of the estimated aggregate pro forma market value (the “Valuation”) of the shares of common stock that are to be issued and sold by the Association (or, if applicable, its newly formed holding company) in connection with the conversion (“Conversion”) of the Association from the mutual form of organization to the stock form.

FFA agrees to deliver the Valuation, in a written report, to Central at the address above on or before a mutually agreed upon date. Further, FFA agrees to perform such other services as are necessary or required of the independent appraiser in connection with comments from Central’s regulatory authorities and subsequent updates of the Valuation as from time to time may be necessary, both after initial approval by Central’s regulatory authorities and prior to the time the Conversion is completed. If requested, FFA will assist Central in responding to all regulatory inquiries regarding the Valuation and will also assist Central at all meetings with the regulatory authorities concerning the Valuation.

Central agrees to pay FFA a professional consulting fee for FFA’s appraisal services related to preparation of the initial appraisal report and subsequent appraisal updates. Central also agrees to reimburse FFA for certain out-of-pocket expenses necessary and incident to the completion of the services described above. These expenses shall not exceed $2,500 without the prior consent of Central. Reimbursable expenses for copying, report reproduction, data materials, express mail delivery, and travel shall be paid to FFA as incurred and billed. Payment of the professional consulting fee shall be made according to the following schedule:

•	$ 5,000 upon execution of this Agreement;
•	$25,000 upon delivery of the completed appraisal report to Central; and,
•	$ 5,000 upon completion of each updated appraisal as necessary.

Feldman Financial Advisors, Inc.

Board of Directors

Central Federal Savings and Loan

Association of Rolla

May 5, 2015

If, during the course of the Conversion, unforeseen events occur so as to materially change the nature of the work content of the appraisal services described above such that FFA must supply services beyond that contemplated at the time this contract was executed, the terms of this Agreement shall be subject to renegotiation by Central and FFA. Such unforeseen events shall include, but not be limited to, material changes in regulations governing the Conversion, material changes in mutual-to-stock appraisal guidelines or processing procedures as administered by the relevant regulatory authorities, major changes in Central’s management or operating policies, and excessive delays or suspension of processing of the Conversion.

In the event Central shall for any reason discontinue the Conversion prior to delivery of the completed appraisal report and payment of the progress payment fee totaling $25,000, Central agrees to compensate FFA according to FFA’s standard billing rates for consulting appraisal services based on accumulated and verifiable time expended, provided that the total of such charges shall not exceed $25,000 plus reimbursable expenses.

In order to induce FFA to render the aforesaid services, Central agrees to the following:

1.	Central agrees to supply FFA such information with respect to Central’s business and financial condition as FFA may reasonably request in order for FFA to perform the appraisal services. Such information shall include, without limitation: annual financial statements, periodic regulatory filings and material agreements, corporate books and records, and such other documents as are material for the performance by FFA of the appraisal services.

2.	Central hereby represents and warrants to FFA (i) that to its best knowledge any information provided to FFA by or on behalf of Central, will not, at any relevant time, contain any untrue statement of a material fact or fail to state a material fact necessary to make the information or statements therein not false or misleading, (ii) that Central will not use the product of FFA’s services in any manner, including in a proxy or offering circular, in connection with any untrue statement of a material fact or in connection with the failure to state a material fact necessary to make other statements not false or misleading, and (iii) that all documents incorporating or relying upon FFA’s services or the product of FFA’s services will otherwise comply with all applicable federal and state laws and regulations.

Feldman Financial Advisors, Inc.

Board of Directors

Central Federal Savings and Loan

Association of Rolla

May 5, 2015

3.	Any valuations or opinions issued by FFA may be included in its entirety in any communication by Central in any regulatory application, proxy statement or offering prospectus; provided that, such valuation or opinion may not be disclosed in the prospectus, nor reproduced and distributed, nor may FFA be referred to in the prospectus without FFA’s prior written consent.

4.	FFA’s Valuation will be based upon Central’s representation that the information contained in the Conversion application and additional information furnished to us by Central and its independent auditors is truthful, accurate, and complete in all material respects. FFA will not independently verify the financial statements and other information provided by Central and its independent auditors, nor will FFA independently value the assets or liabilities of Central. The Valuation will consider Central only as a going concern and will not be considered as an indication of the liquidation value of Central.

5.	FFA’s Valuation is not intended, and must not be represented to be, a recommendation of any kind as to the advisability of purchasing shares of common stock in the Conversion. Moreover, because the Valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, FFA will give no assurance that persons who purchase shares of common stock in the Conversion will thereafter be able to sell such shares at prices related to FFA’s Valuation.

6.	Central agrees to indemnify FFA and its affiliates and all persons employed by or associated with FFA or its affiliates against all claims, liabilities and related expenses, as incurred, arising out of this engagement, unless, upon final adjudication, such claims, liabilities and expenses are found to have resulted primarily from FFA’s bad faith, willful misconduct or gross negligence. No termination, completion or modification hereof shall limit or affect such indemnification obligation. In the event FFA becomes aware of a claim or a possible claim arising out of this Agreement, it shall notify Central as soon as possible. Central will attempt to resolve the claim. In the event Central is not able to resolve the claim, it has the option to retain legal counsel on behalf of FFA to defend the claim.

Feldman Financial Advisors, Inc.

Board of Directors

Central Federal Savings and Loan

Association of Rolla

May 5, 2015

7.	Central and FFA are not affiliated, and neither Central nor FFA has an economic interest in, or is held in common with, the other and has not derived a significant portion of its gross revenues, receipts or net income for any period from transactions with the other. It is understood that FFA is not a seller of securities within the scope of any federal or state securities law and any report prepared by FFA shall not be used as an offer or solicitation with respect to the purchase or sale of any security, it being understood that the foregoing shall not be construed to prohibit the filing of any such report as part of the Application for Conversion or Securities and Exchange Commission and blue sky filings or customary references thereto in applications, filings, proxy statements and prospectuses.

Please acknowledge your concurrence with the foregoing by signing as indicated below and returning to FFA a signed copy of this Agreement and the $5,000 initial payment.

Sincerely,

Feldman Financial Advisors, Inc.

/s/ Trent R. Feldman

Trent R. Feldman
President

AGREED TO AND ACCEPTED FOR

Central Federal Savings and Loan Association of Rolla

By:	/s/ William A. Stoltz

Name:	William A. Stoltz

Title:	President

Date:	May 12, 2015